EXHIBIT 97.1

BK TECHNOLOGIES CORPORATION (the “Company”)

CLAWBACK POLICY

Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation received in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and amendments adopted by the Securities and Exchange Commission (the “SEC”) to implement the aforementioned legislation, and the listing standards of the national securities exchange on which the Company’s securities are listed (the “Exchange”).

Administration

This Policy shall be administered by the Board. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board (“Compensation Committee”) or any subcommittee or delegate thereof, in which case references herein to the Board shall be deemed references to the Compensation Committee, subcommittee or delegate thereof, as applicable. All determinations made by the Board shall be final, binding and conclusive.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder, and the listing standards of the Exchange (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

For the purposes of this Policy, Incentive Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

For the purposes of this Policy, the date on which the Company is required to prepare an accounting restatement is the earlier of: (i) the date the Board concludes that the Company is required to prepare a restatement to correct a material error, and (ii) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

For the purposes of this Policy, the Company is not deemed to have been required to prepare an accounting restatement in situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

Incentive Compensation

For the purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

●	Annual bonuses and other short- and long-term cash incentives;
●	Stock options;
●	Stock appreciation rights;
●	Restricted stock;
●	Restricted stock units;
●	Performance shares; or
●	Performance units.

For the avoidance of doubt, the following forms of compensation shall not be considered Incentive Compensation for the purposes of this Policy:

●	Salaries;
●	Bonuses paid solely by satisfying subjective standards;
●	Non-equity incentive plan awards earned solely by satisfying strategic or operational measures;
●	Wholly time-based equity awards; or
●	Discretionary bonuses or other compensation that is paid on a discretionary basis.

“Financial reporting measures” may include, among other things, any of the following:

●	Company stock price.
●	Total stockholder return.
●	Revenues.
●	Net income.
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA).
●	Funds from operations.
●	Liquidity measures such as working capital or operating cash flow.
●	Return measures such as return on invested capital or return on assets.
●	Earnings measures such as earnings per share.

Excess Incentive Compensation: Amount Subject to Recovery

The amount of the Incentive Compensation subject to recovery is the amount the Covered Executive received in excess of the amount of the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. The amount subject to recovery will be calculated on a pre-tax basis.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement on the applicable measure. In such instances, the Company will maintain documentation of the determination of that reasonable estimate.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC or the Exchange.

Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with the rules and standards adopted by the SEC and the listing standards of the Exchange.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy; provided that the failure to provide such notice or obtain such agreement shall have no impact on the applicability or enforceability of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and any applicable rules or standards adopted by the SEC and the Exchange.

The Company’s Compensation Committee, or if the Company does not have a Compensation Committee, a majority of the independent directors of the Board may, in its sole discretion, determine that the repayment is not required in instances where (i) the direct expense paid to a third party to assist with the cost of recovery would exceed the amount of the excess Incentive Compensation, or (ii) the Policy would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of the Internal Revenue Code of 1986, as amended, Sections 401(a)(13) or 411(a) and regulations thereunder.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Disclosures

The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the SEC (including, without limitation, Rule 10D-1 promulgated under the Exchange Act) and any applicable listing standard of the Exchange.

Adopted by the Board of Directors on October 26, 2023.

4